July  14,  2000


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 14, 2000, of Sangui Biotech International Inc. and are in agreement with the statements contained in the 2nd and 3rd paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Sincerely,


Ernst  &  Young
Deutsche  Allgemeine  Treuhand  AG
Wirtschaftsprufungsgesellschaft